EXHIBIT 5.1

May 9, 2014

ManpowerGroup Inc. 100 Manpower Place Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by ManpowerGroup Inc., a Wisconsin corporation (the “Company”), of up to 3,500,000 additional shares of common stock, $.01 par value (the “Shares”), pursuant to the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), as described in the Company’s Prospectus dated May 9, 2014 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about May 9, 2014 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Godfrey & Kahn, S.C Godfrey & Kahn, S.C.